FINANCIAL AND COMPLIANCE REPORTS AND
INDEPENDENT AUDITOR'S REPORT

MANSUR WOOD LIVING CENTER, L.P.

DECEMBER 31, 2008 AND 2007

MANSUR WOOD LIVING CENTER, L.P.

PAILET, MEUNIER and LeBLANC, L.L.P.
Certified Public Accountants
Management Consultants

INDEPENDENT AUDITOR'S REPORT

To the Partners
MANSUR WOOD LIVING CENTER, L.P.
Bettendorf, Iowa

We have audited the accompanying balance sheets of MANSUR WOOD LIVING CENTER, L.P. as of December 31, 2008 and 2007 and the related statements of operations, changes in partners' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MANSUR WOOD LIVING CENTER, L.P. as of December 31, 2008 and 2007 and the results of its operations, changes in partners' equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ PAILET, MEUNIER and LeBLANC, L.L.P.

Metairie, Louisiana
April 30, 2009

3421 N. Causeway Blvd., Suite 701. Metairie, LA 70002    Telephone (504) 837-0770  .  Fax (504) 837-7102
Member of
IGAF Worldwide - Member Firms in Principal Cities .  PCAOB - Public Company Accounting Oversight Board
AICPA Centers  .  Center for Public Company Audit Firms (SEC)
Governmental Audit Quality Center  .  Private Companies Practice Section (PCPS)

MANSUR WOOD LIVING CENTER, L.P.

BALANCE SHEETS

DECEMBER 31, 2008 AND 2007

	2008	2007

ASSETS

Current Assets

Cash and Equivalents	$7,908	$679
Accounts Receivable	41,015	39,627
TIF Receivable	48,369	59,343
Prepaid Insurance	19,296	7,864
Total Current Assets	116,588	107,513

Restricted Deposits and Reserves

Tenant Security Deposits	35,500	29,369
Tax and Insurance Escrow	33,110	67,442
Water/Sewer Escrow	53,000	58,506
Replacement Reserve	38,197	183,240
Total Restricted Deposits and Reserves	159,807	338,557

Property and Equipment

Land	51,500	51,500
Buildings	10,910,416	10,910,416
Furniture & Fixtures	128,966	128,966
Accumulated Depreciation	(3,535,254)	(3,116,861)

Total Property and Equipment	7,555,628	7,974,021

Other Assets

Financing Fees - Net	37,711	45,396
Total Other Assets	37,711	45,396

Total Assets	$7,869,734	$8,465,487

See Accountant's Report and Notes to Financial Statements

MANSUR WOOD LIVING CENTER, L.P.

BALANCE SHEETS

DECEMBER 31, 2008 AND 2007

	2008	2007

LIABILITIES AND PARTNERS' EQUITY
Current Liabilities

Accounts Payable	$60,890	$109,671
Accrued Expenses	2,688	2,693
Prepaid Rent	184	617
Tenant Security Deposit	37,255	30,562
Accrued Interest Payable	21,384	22,118
Accrued Real Estate Taxes	129,260	127,306
Reporting Fees Payable	50,000	45,000
Deferred Insurance Proceeds	-	162,514
Current Portion of Long Term Debt	127,858	118,741

Total Current Liabilities	429,519	619,222

Long Term Debt

Mortgage Payable	3,393,810	3,512,551
Less Current Portion Long-Term Debt	(127,858)	(118,741)
Due to Related Parties	414,229	414,229
Due to Developer	445,732	445,732

Total Long-Term Debt	4,125,913	4,253,771

Total Liabilities	4,555,432	4,872,993

Partners' Equity

Partners Equity	3,314,302	3,592,494

Total Liabilities and Partners' Equity	$7,869,734	$8,465,487

See Accountant's Report and Notes to Financial Statements

MANSUR WOOD LIVING CENTER, L.P.

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

Revenues
Rent Revenue	$646,846	$689,881
Laundry & Vending	859	1,246
NSF & Late Fee Revenue	4,277	2,317
Other Revenue	8,774	39,251
Total Revenue	660,756	732,695

Expenses

Administrative	100,987	102,149
Utilities	83,699	63,704
Operating and Maintenance	37,747	85,675
Taxes and Insurance	86,774	67,225
Interest Expense	260,695	269,214
Depreciation & Amortization	426,078	426,078

Total Expenses	995,980	1,014,045

Income (Loss) from Rental Operations	(335,224)	(281,350)

Other Revenue (Expense)
Insurance Proceeds - Fire Damage	1,357,981	-
Interest Income	1,633	242
Repairs - Fire Damage	1,297,582	-
Entity Expense - Reporting Fees	5,000	5,000
Total Other Revenue (Expenses)	57,032	(4,758)

Net Income (Loss)	$(278,192)	$(286,108)

See Accountant's Report and Notes to Financial Statements

MANSUR WOOD LIVING CENTER, L.P.

STATEMENTS OF CHANGES IN PARTNERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

Partners' Equity - January 1,	$3,592,494	$3,878,601

Contributions by Partners	-	-

Net Income (Loss)	(278,192)	(286,108)

Distributions to Partners	-	-

Partners' Equity - December 31,	$3,314,302	$3,592,494

See Accountant's Report and Notes to Financial Statements

MANSUR WOOD LIVING CENTER, L.P.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008	2007

Cash flows from operating activities
Net Income	$(278,192)	$(286,108)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	426,078	426,078
(Increase) decrease in accounts receivable	15,093	(51,351)
(Increase) decrease in prepaid expenses	(11,430)	1,437
Increase (decrease) in accounts payable	(48,784)	5,699
Increase (decrease) in interest payable	(734)	(682)
Net change in tenants' security deposits held	6,692	(1,479)
Increase (decrease) real estate taxes payable	1,954	(33,694)
Increase (decrease) in accrued liabilities	(5)	737
Increase (decrease) in deferred insurance proceeds	(162,514)	162,514
Increase (decrease) in prepaid rent	(433)	176
Total adjustments	225,917	509,435

Net cash provided (used) by operating activities	(52,275)	223,327

Cash flows from investing activities:
Transfer (to) from operating reserves	34,331	(9,299)
Transfer (to) from replacement reserve	145,044	(104,015)
Transfer (to) from security deposit	(6,131)	(5,858)

Net cash provided (used) by investing activities	173,244	(119,172)

Cash flows from financing activities:
Principal (Payments) on long-term debt	(118,741)	(110,274)
Increase (Payments) reporting fees payable	5,000	5,000
Net cash provided (used) by financing activities	(113,741)	(105,274)

Net increase (decrease) in cash and equivalents	7,229	(1,119)
Cash and equivalents, beginning of year	679	1,798

Cash and equivalents, end of year	$7,908	$679

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest Expense	$260,695	$269,214
See Accountant's Report and Notes to Financial Statements

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

NOTE A - NATURE OF OPERATIONS

MANSUR WOOD LIVING CENTER, L.P. (the Partnership) was organized as a limited partnership under the laws of the State of Illinois formed to acquire, construct, own and operate a rental housing project eligible for low income housing tax credits available under Section 42 of the Internal Revenue Code. The Project consists of 115 rental units located in Carbon Cliff, Illinois. The project began rental operations during calendar year 2000.

The Project is eligible for low-income housing tax credits established under the program described in Section 42 of the Internal Revenue Code. The Partnership's financing agreement and Section 42 Revenue Code provisions place various restrictions on the operations of the Partnership including rental of units only to households with limited income.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Basis of Accounting

The financial statements of the partnership are prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

For purposes of statements of cash flows, cash and cash equivalents represent unrestricted cash and certificates of deposit with original maturities of 90 days or less. The carrying amount approximates fair value because of the short period to maturity of the instruments.

The partnership treats all non replacement reserve, escrows and security deposit funds as cash equivalents. Cash on hand, in checking and savings accounts and certificates of deposit are considered cash equivalents.

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Capitalization and Depreciation

Land, buildings and improvements are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method. Buildings are depreciated over twenty-seven years using the straight line method. Equipment and furnishings are depreciated over a period of five years using the straight line method.

The Partnership incurred and capitalized $208,516 of interest and financing fees during the construction period and is depreciating them over 15 years using the straight-line method.

Income Taxes

No provision or benefit for income taxes has been included in this financial statement since taxable income or loss passes through to, and is reportable by, the partners individually. The Partnership is eligible to receive low income tax credits as provided by Section 42 of the Internal Revenue Code.

Accounts Receivable and Bad Debts

Tenant rents are due on the first day of each month of the tenant's lease. Rents are considered delinquent when they become more than 30 days past due. Tenant receivables are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review of the accounts by management. Accounting principles generally accepted in the United States of America require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

Impairment of Long-Lived Assets

The Partnership reviews long-lived assets, including rental property and intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss would be recognized when the estimated future cash flows from the use of the asset are less than the carrying amount of that asset. To date, there have been no such losses.

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentration of Credit Risk

The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts to date and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Rental Income and Prepaid Rents

Rental income is recognized for apartment rentals as it accrues. Advance receipts of rental income are deferred and classified as liabilities until earned.

NOTE C - ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE D - RESTRICTED DEPOSITS AND ESCROWS

According to the partnership, loan and other regulatory agreements, the Partnership is required to maintain the following escrow deposits and reserves:

Security Deposit Escrow

The tenants' security deposits are maintained in an interest-bearing savings account separate from the operating account of the Partnership. Withdrawals are restricted to reimbursements of tenants' security deposits and assessments for damages. The security deposit escrow account was fully funded at December 31, 2008; however, the security deposit escrow account was under funded at December 31, 2007.

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

NOTE D - RESTRICTED DEPOSITS AND ESCROWS (CONTINUED)

Tax and Insurance Escrow

The Partnership makes monthly payments to escrow funds to accumulate reserves for real estate taxes and insurance. Disbursements in 2008 and 2007 for real estate taxes and insurance totaled $185,193 and $175,773, respectively, while deposits to the escrow account totaled $150,862 and $184,839, respectively. At December 31, 2008 and 2007, the Partnership had no delinquent real estate taxes.

Reserve for Replacements

The Partnership is required by its loan agreement to make monthly deposits to the Reserve for Replacements totaling $17,400 annually. Disbursements from this escrow are restricted to replacement of structural elements or mechanical equipment. Deposits to the reserve for replacements totaled $1,149,426 and $180,066 during 2008 and 2007 , while disbursements from the account totaled $1,296,032 and $76,051 in 2008 and 2007. The deposits to the reserve for replacements in 2008 included insurance proceeds of $1,132,026, while disbursments from the reserve account in 2008 included repairs for fire damage in the amount of $1,296,032.

NOTE E - LONG-TERM DEBT

The notes below are secured by property and equipment of the Partnership at December 31, 2008 and by assignment of all accounts, rents, deposits, or other amounts receivable arising out of the operation of the project.

	2008	2007

Mortgage note payable, original amount of $3,592,000, bearing interest at 7.57% per annum held by Fannie Mae. Monthly principal and interest installments totaling $25,288 are based on a 15-year amortization of the original note balance. The loan matures July 1, 2016	$3,279,434	$3,332,441

Mortgage note payable, original amount of $505,000, bearing interest at 7.30% per annum held by Fannie Mae. Monthly principal and interest installments totaling $6,393 are based on a 10-year amortization of the original note balance. The loan matures July 1, 2010	114,376	180,110

Total mortgages payable	3,393,810	3,512,551
Less: Current maturities of long term debt	(127,858)	(118,741)

Total long-term portion	$3,265,952	$3,393,810

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

NOTE E - LONG-TERM DEBT (CONTINUED)

Estimated principal payments due over the next five years are as follows:

December 31, 2009	$127,858
2010	105,321
2011	66,473
2012	71,683
2013	77,302
and Thereafter	2,945,172

Totals	$3,393,809

NOTE F - RELATED PARTY TRANSACTIONS

The developer fees were assigned to a newly admitted General Partner, LVMW, LLC, on April 6, 2005. As of December 31, 2008 and 2007, $(445,732) of developer fees remained unpaid.

The partnership agreement provides for the Partnership to pay the Limited Partner an annual reporting management fee of $5,000. During 2008 and 2007, management fees incurred were $5,000. At December 31, 2008 and 2007, $50,000 and $45,000 was owed for management fees, respectively.

The partnership agreement provides for the Partnership to pay to the General Partner an annual incentive management fee equal to 70% of available cash flow. No such fee was earned in 2008 and 2007.

The General Partner is obligated under the Partnership Agreement to provide funds for any development or operating deficits. Funds have been advanced to the Partnership by the General Partner, including advances made pursuant to such obligation. The advances are non-interest bearing, unsecured and due on demand. Outstanding advances by the General Partner under these terms totaled $113,546 and $113,546, as of December 31, 2008 and 2007, respectively.

In years prior to 2005, the Limited Partner advanced funds to the Partnership to fund operating deficits. Outstanding advances payable to the Limited Partner at December 31, 2008 and 2007, totaled $263,133

MANSUR WOOD LIVING CENTER, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2008 AND 2007

NOTE G - PARTNERS AND PARTNERSHIP INTERES

The Partnership has one General Partner, LVMW, LLC, which has a 1% interest, one Special Limited Partner, WNC Housing, L.P., which has .01% interest and one Investor Limited Partner, WNC Housing Tax Credit Fund VI, L.P., Series 5, which holds a 98.99% interest.

NOTE H - PARTNERSHIP PROFITS, LOSSES AND DISTRIBUTIONS

Generally, profits and losses are allocated 1% to the General Partner, and 99% to the Limited Partners. Cash flow, as defined by the Partnership Agreement, is generally distributable 1% to the General Partner and 99% to the Limited Partners. Profits and losses arising from the sale, refinancing or other disposition of all or substantially all of the Partnership's assets will be specially allocated based on the respective Partners' capital account balances, as prioritized in the Partnership Agreement. Additionally, the Partnership Agreement provides for other instances in which a special allocation of profits and losses and distributions may be required.

NOTE I - TIF RECEIVABLE AND REAL ESTATE TAXES

Pursuant to a Redevelopment Agreement, dated November 2, 1998, between the Partnership and the Village of Carbon Cliff, Rock Island County, Illinois (the 'Village"), the Partnership will be reimbursed 80% of the incremental (as defined) real estate taxes paid to the Village. Real estate taxes remitted to the Village of Carbon Cliff during the years ended December 31, 2008 and 2007 totaled $126,711 and $151,945, respectively.

At December 31, 2008 and 2007, the Partnership was owed $48,369 and $59,343, respectively, by the Village of Carbon Cliff under the terms of this Redevelopment Agreement.

NOTE J - PROPERTY PURCHASE OPTION

According to the Partnership Agreement, the General Partner has an option to purchase partnership property at the end of the low-income housing tax credit compliance period at a price which would facilitate the purchase while protecting the Partnership's tax benefits from the Project. Such option is based on the General Partner or sponsor maintaining the low-income occupancy of the Project and is in a form satisfactory to legal and accounting counsel.

NOTE K - BUSINESS INTERRUPTION

In November 2007, the Project suffered property damage and business interruption due to a severe fire. As a result, the Company has been awarded insurance claims of $1,357,981 for property damage, of which, $1,299,641 has been applied against the cost to restore the property, and $58,340 has been applied against business interruption. The full $1,357,981 is reported in the income statement as insurance proceeds - fire damage.

SUPPLEMENTAL INFORMATION

PAILET, MEUNIER and LeBLANC, L.L.P.
Certified Public Accountants
Management Consultants

INDEPENDENT AUDITORS' REPORT ON INFORMATION
ACCOMPANYING THE BASIC FINANCIAL STATEMENTS

To the Partners
MANSUR WOOD LIVING CENTER, L.P.

Our audit of the 2008 financial statements presented in the preceding section of this report was for the purpose of forming an opinion on such financial statements taken as a whole. The accompanying information shown on the following pages is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the 2008 basic financial statements taken as a whole.

/s/ PAILET, MEUNIER and LeBLANC, L.L.P.

Metairie, Louisiana
April 30, 2009

3421 N. Causeway Blvd., Suite 701. Metairie, LA 70002    Telephone (504) 837-0770 .  Fax (504) 837-7102
Member of
IGAF Worldwide - Member Firms in Principal Cities .  PCAOB - Public Company Accounting Oversight Board
AICPA Centers . Center for Public Company Audit Firms (SEC)
Governmental Audit Quality Center .  Private Companies Practice Section (PCPS)

MANSUR WOOD LIVING CENTER, L.P.

SUPPLEMENTAL SCHEDULES

DECEMBER 31, 2008 AND 2007

A.	SCHEDULES OF OPERATING AND MAINTENANCE, UTILITIES, ADMINISTRATIVE, TAXES AND INSURANCE

	2008	2007

Administrative:
Accounting/Auditing	$1,280	$5,408
Advertising	1,110	1,841
Legal Fees	4,034	4,448
Management Fees	26,813	28,143
Office Expenses	9,828	10,418
Tax Credit Compliance	-	-
Administrative Payroll	72,663	69,412
Bad Debts Expense	(14,741)	(17,521)
Miscellaneous Expenses	-	-
Total	$100,987	$102,149

Utilities:
Electricity	$5,055	$5,812
Water and Sewer	58,506	41,196
Gas	6,324	5,046
Garbage Removal	13,814	11,650
Total	$83,699	$63,704

Operating and Maintenance:
General Maintenance and Repairs	$12,454	59,051
Painting and Decorating	6,510	12,561
Supplies	13,235	6,702
Landscaping and Lawn Care	5,548	7,361
Total	$37,747	$85,675

Taxes and Insurance:
Real Estate Taxes	$27,891	$30,389
Payroll Taxes	9,988	8,089
Property and Liability Insurance	46,456	25,029
Miscellaneous Taxes & Insurance	2,439	3,718
Total	$86,774	$67,225